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                                                                       EXHIBIT 5

[ZURICH LIFE LETTERHEAD]

November 7, 2001


Kemper Investors Life Insurance Company
1600 McConnor Parkway
Schaumburg, Illinois  60196

         Re:      Kemper Investors Life Insurance Company
                  Registration Statement on Form S-1
                  (File No. 333-61204)
Dear Sirs:

This opinion is furnished in connection with the filing of a Registration Statement on Form S-1 ("Registration Statement") by Kemper Investors Life Insurance Company ("KILICO") for Individual and Group Flexible Premium Variable, Market Value Adjusted and Fixed Deferred Annuity Contracts ("Contracts"). The Registration Statement covers a proposed maximum aggregate offering price of $50,000,000.

The Contracts are designed to provide annuity benefits and are to be offered in the manner described in the Prospectus which is included in the Registration Statement.

The Contracts will be sold only in jurisdictions authorizing such sales.

I have examined all applicable corporate records of KILICO and such other documents and laws as I consider appropriate as a basis of this opinion. On the basis of such examination, it is my opinion that:

1. KILICO is a corporation duly organized and validly existing under the laws of the State of Illinois.

2. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of KILICO in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Frank J. Julian

Frank J. Julian
Senior Vice President and
Associate General Counsel